Exhibit 99.3

SYNNEX Merger with Tech Data

FAQs for Associates

This document is for your internal use only and may not be shared

On 3/22/21, we announced that we have entered into an agreement to merge with Tech Data. This is a very exciting development for our company, and one that will accelerate our growth trajectory and transform our industry.

Transaction Questions:

1.	What did we announce today?

We announced that we have entered into a definitive agreement to merge with Tech Data. This combination will create a leading global IT distributor with an expanded global presence, 150,000 customers and more than 1,500 vendor partners.

2.	What should we know about Tech Data?

•	Tech Data is a Fortune 100 company (#90) in the IT distribution space

•	Over 14,000 employees and headquartered in Clearwater, FL

•	In the IT distribution space for 45 years, with sales of $37B for fiscal 2020

•	Sell over 150,000 IT products to over 125,000 IT reseller customers

•	Significant global presence and serve over 100 countries

•	Have been named one of Fortune’s Most Admired Companies for the past 10 years

•	Were a publicly traded company until June 2020, when they were taken private by Apollo Global Management.

3.	What is the strategic rationale for merging with Tech Data?

Strategic M&A is one of the pillars of our 3-part strategy and has been an important part of our history. This transaction accelerates our growth strategy, beyond what we could have done by acquiring smaller geographically dispersed companies over a longer period. By combining with Tech Data, we accelerate to become a global market leader in the IT distribution space, with significantly expanded scope and scale.

The emergence of Cloud and Everything-as-a-Service, along with vendor and customer consolidation has dramatically accelerated the pace of change within our industry over the past several years. This has required consistently higher levels of innovation, investment, and scale.

This combination will enable us to further accelerate the pace of investments and innovation in high-value growth areas like Hybrid Cloud, Security and Everything-as-a-Service.

After the closing, as a joint company with unparalleled scale, we will be able to provide increased value to customers and partners and access to a larger network of companies, products, and geographies.

4.	How does this transaction put SYNNEX in a better market position?

This transaction will build on our strengths and expands our reach to 125,000+ customers and 1,000+ OEMs/partners with a workforce of 22,000+, while expanding our global footprint and further diversifying our end markets served.

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5.	What will be the name of the go-forward company?

The public company name will continue to be SYNNEX. During the integration period, management will assess the best go-to-market branding.

6.	When will the transaction be completed?

The transaction is subject to normal regulatory reviews and approval by our shareholders. We expect the transaction to close in the second half of 2021.

7.	Does anything change in the meantime?

No, nothing changes in the meantime. We operate as business as usual. No change to our day to day operations is needed or expected. SYNNEX and Tech Data remain competitors until the transaction is closed.

8.	Does this change the vision and strategy for SYNNEX?

No, the SYNNEX vision and strategic playbook remain the same. We will continue to focus on optimizing our core business, margin expansion and working capital efficiencies as well as making investments to drive organic growth.

9.	Will SYNNEX’ culture change?

No, our culture is in our DNA and it has been critical in leading us to where we are today. Our 3Vs (Visibility, Velocity, and Value) are core to who we are, and our can-do entrepreneurial attitude will continue driving our success. We expect a very smooth transition to an integrated company with a robust common culture.

10.	Will SYNNEX’ leadership change?

Yes. Rich Hume, Tech Data’s CEO, will lead the combined company as CEO. Dennis will be executive chair of the board of directors and will take an active role in the ongoing strategy and integration of the business, Hyve and other responsibilities. The rest of the leadership team will include members from both companies and will be announced at a later date. Both entities understand the value of our associates and the critical role you play in the ongoing success of the new company.

11.	Where will our head offices be located?

A final decision will not be made until closer to the close of the transaction, however given the significance of Greenville and Clearwater to the combined businesses, we expect we will be under a dual headquarters scenario.

Associate and Operational Questions:

1.	Why is this transaction good for our associates?

Our associates are the reason for our success. As a combined entity with over 22,000 associates and increased scale and resources, we will continue to be an employer of choice in the IT distribution industry. We believe this transaction will create greater career development opportunities for associates within a world-class organization.

2.	Will my pay or benefits change?

Your base pay will not change related to this transaction. Any variable or related pay will be subject to your individual performance, as always. Over time, in countries where each company has operations, we will harmonize benefit plans, but current expectations are that this will likely be a net positive for our associates.

3.	Will my work location change?

There is no current plan to move or relocate any functions or staff at this point.

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4.	Will my role change?

Your job duties will not change, and you will continue to do the quality work you are doing now. As we integrate the organizations, there may be opportunities for advancement or to take on a new role.

5.	Will positions be impacted?

As we bring the organizations together, there will be some duplication. We are focused on growing the combined company and that will allow for additional opportunities for associates. The synergy benefits from this transaction are primarily around using our ERP system and joined eCommerce Systems like Cloud, eliminating duplicative corporate contracts and related activities, and leveraging our BPO organization. As a reminder, we do not have a history of impacting a significant number of positions due to our M&A transactions.

6.	Will we be closing facilities/locations?

As we bring the two Americas operations together, there may be some duplication. However, our focus is on growing the combined businesses.

7.	Is there an option to work in the other company locations?

There is no formal program for rotating staff. However, some opportunities may come up from time to time and will be evaluated on an individual basis.

8.	How will this acquisition offer growth opportunities for associates?

The acquisition creates expanded opportunities. The combined companies will have greater global reach, expanded vertical expertise, and more innovative technology and services to offer our partners – which will allow for career development opportunities.

9.	How will we integrate the two companies?

•	We are preparing an integration plan to bring together both companies from strategic, cultural, process, and technical perspectives

•	This plan will be shared over the coming months. It will ensure that we have minimal disruption to our business and ensure continuity for our associates, customers, and vendor partners

•	It is important to remember that until the transaction closes, it is “business as usual” and we must focus on continuing to drive impeccable service and value to our customer and vendor partners

•	We cannot offer Tech Data’s solutions or services until the transaction closes

•	Between now and the date of close, we will provide training and education for you to understand Tech Data’s business and capabilities, and for Tech Data’s staff to understand SYNNEX’.

10.	How will customer credit lines be impacted?

We do not expect any challenges in addressing customer credit lines as a combined company.

11.	What information can be shared publicly about the transaction?

You may share what is published in the press release or anything on the investor relations pages at ir.synnex.com.

12.	If I am asked for more information by a customer, vendor, or the media, how should I respond?

You can reference the individual letters to customers and vendor partners for guidance on any call. If you are unsure how to respond to a question, please inform the customer or vendor that you will research the answer and get back to them. Then, contact your manager for help. If they can’t assist you, please reach out to any member of the leadership team. It’s important that we provide correct information, so please allow yourself time to locate the right answer and respond to the requestor as soon as you can.

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If you receive any requests from the press or media, please forward them immediately to Bob Stegner (bobst@synnex.com).

13.	Can I share info from this document?

We ask you do not share any part of this document externally. It has been created as an internal resource for associates to answer questions and cascade the news throughout your organization.

14.	What happens to my SYNNEX shares?

SYNNEX shares will continue to trade on the New York Stock Exchange (NYSE) under the symbol “SNX”. Upon close, ownership of the new combined company will be approximately 55% owned by SYNNEX shareholders and approximately 45% owned by Apollo, Tech Data’s principal shareholder.

15.	Will the transaction affect the market price of SYNNEX shares?

Yes, upon close of the transaction, SYNNEX shares will reflect the value of the combined company. The go forward stock price for the combined entity will be tied to the performance and market expectations of the combined business.

16.	Will there be changes to the Board of Directors?

Yes, after closing, the combined company will have an eleven-member board of to-be named individuals from the existing SYNNEX and Tech Data boards, plus newly named independent directors.

17.	Who do I talk to if I have concerns or questions?

If you have any concerns or questions, please feel free to contact your manager, any member of the leadership team or you can reach out to Debra Latourette in HR. You can also submit your questions to questions@synnex.com.

Required Disclosures

Additional Information and Where to Find It

In connection with the proposed transaction between SYNNEX Corporation (“SYNNEX”) and Tiger Parent (AP) Corporation, the parent corporation of Tech Data, SYNNEX plans to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, SYNNEX will mail the definitive proxy statement to each stockholder entitled to vote at the special meeting relating to the transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT SYNNEX WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed by SYNNEX with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov).

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Participants in the Solicitation

SYNNEX and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from SYNNEX’ stockholders in connection with the transaction. Information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such transaction when it is filed with the SEC. You may obtain information about SYNNEX’ executive officers and directors in SYNNEX’ definitive proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on February 10, 2021. To the extent holdings of such participants in SYNNEX’ securities are not reported, or have changed since the amounts described in the proxy statement for the 2021 annual meeting of stockholders, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and SYNNEX’ website at http://ir.synnex.com.

Forward-Looking Statements

DISCLOSURE NOTICE: This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, related to SYNNEX and the proposed acquisition of Tiger Parent (AP) Corporation, the parent entity of Tech Data Corporation (the “Company” and “Tech Data” respectively) by SYNNEX. All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect the financial or operating results of SYNNEX or the combined company. These forward-looking statements may be identified by terms such as “anticipate”, “believe”, “foresee”, “expect”, “intend”, “plan”, “may”, “will”, “could” and “should” and the negative of these terms or other similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, including future financial and operating results, plans, objectives, expectations and intentions; the anticipated timing of closing of the acquisition; and the methods SYNNEX will use to finance the cash portion of the transaction. In addition, all statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for stockholders, benefits of the proposed transactions to customers, vendors, employees, stockholders and other constituents of the combined company, integrating the companies, synergies, expanded global footprint, operating improvements, financial strength and investment power, expanded offerings, capital structure, dividends, support from customers and vendors, cost benefits and purchasing efficiencies, post-closing growth expectations and the expected timetable for completing the proposed transaction — are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory and stockholder approval) in the anticipated timeframe or at all; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business, contractual and operational relationships; the unfavorable outcome of any legal proceedings that have been or may be instituted against SYNNEX, Tech Data, the Company or the combined company; failure to protect proprietary or personally identifiable data against unauthorized access or unintended release; the ability to retain key personnel; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the capital stock of SYNNEX, and on SYNNEX’ and Tech Data’s operating results; significant transaction costs, fees, expenses and charges; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; the financing of the transaction; other business effects, including the effects of industry, market, economic, political, regulatory or world health conditions (including new or ongoing effects of the COVID-19 pandemic); future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; and competitive developments.

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A further description of risks and uncertainties relating to SYNNEX can be found in its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov.

SYNNEX does not assume any obligation to update the forward-looking statements contained in this document as the result of new information or future events or developments.

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